                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     ZIMMERMAN SIGN COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                     ZIMMERMAN SIGN COMPANY
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                             ZIMMERMAN SIGN COMPANY

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 19, 1999

                            ------------------------

To the Shareholders of
Zimmerman Sign Company:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Zimmerman Sign Company (the "Company") will be held on May 19, 1999 at 10:00 A.M., central time, at the Sheraton Hotel, 5701 South Broadway Avenue, Tyler, Texas for the following purposes:

    1.  To elect five directors of the Company;

    2. To vote upon a proposal to ratify the selection of independent auditors; and

    3. To transact such other business as may properly come before the meeting and any adjournment thereof.

    Only shareholders of record at the close of business on April 12, 1999 are entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

    Your attention is directed to the Proxy Statement submitted with this notice. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IN THE EVENT YOU DECIDE TO ATTEND THE MEETING, YOU MAY REVOKE SUCH PROXY AND VOTE YOUR SHARES IN PERSON. No postage need be affixed to the enclosed envelope if mailed in the United States.

                                          By Order of the Board of Directors

                                          Jeffrey P. Johnson
                                          SECRETARY

                             ZIMMERMAN SIGN COMPANY
                              9846 HIGHWAY 31 EAST
                               TYLER, TEXAS 75705
                                  903-535-7400

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    Your Proxy is being solicited by the Board of Directors of Zimmerman Sign Company (the "Company" or "Zimmerman") for use at the Annual Meeting of Shareholders to be held at the Sheraton Hotel, 5701 South Broadway Avenue, Tyler, Texas on May 19, 1999 at 10:00 A.M., central time and at any reconvened meeting following adjournment thereof. In addition to solicitation of Proxies by mail, the directors, officers and employees of the Company may solicit Proxies personally, by telephone, telefax or telegram. The expense of all such solicitation, including the cost of preparing, printing and mailing this Proxy Statement, will be borne by the Company. The Company will, upon request, reimburse brokers, banks or other persons for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of the Company's shares. This Proxy Statement, the accompanying Proxy and the Company's Annual Report to Shareholders, which contains financial statements for the year ended December 31, 1998, will first be mailed to shareholders of the Company on or about April 19, 1999.

    A shareholder who has submitted a Proxy pursuant to this solicitation may revoke it at any time before it is voted at the Annual Meeting of Shareholders. A Proxy may be revoked by delivery to the Secretary of the Company, at the Company's address set forth above, a written revocation of such Proxy or a duly executed Proxy bearing a later date that is prior to the date of the Annual Meeting, or by voting in person at the Annual Meeting.

    Only shareholders of record as of the close of business on April 12, 1999 will be entitled to vote at the meeting. On that date, the Company had outstanding and entitled to one vote per share, 1,269,549 shares of Common Stock, par value $0.01 per share ("Common Stock"). A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

    If no contrary instruction is indicated, shares represented by properly executed Proxies in the accompanying form of proxy will be voted by the persons designated in the printed portion thereof FOR the election of the nominees named below to serve as directors for a one-year term and FOR the ratification of the selection of KPMG LLP ("KPMG") as independent auditors for the calendar year 1999. Each director must be elected by the affirmative vote of a plurality of the votes cast at the meeting by the holders of shares of Common Stock represented in person or by Proxy. Approval of KPMG as independent auditors requires the affirmative vote of a majority of the shares of Common Stock present or represented at the meeting.

    Management does not know of any other matters to be brought before the meeting at this time; however, if any other matters are brought before the meeting, the proxy holder shall vote in his discretion with respect to the matter. In the event a shareholder specifies a different choice on the Proxy, such shareholder's shares will be voted or withheld in accordance with the specifications so made. Should any nominee for director named herein become unable or unwilling to accept nomination or election, it is intended that the persons acting under proxy will vote for the election of such other person as the Board of Directors of the Company may recommend unless the number of directors is reduced by the Board of Directors. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected to office.

                PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

    The following table sets forth information with respect to beneficial ownership of Common Stock as of March 16, 1999 by (i) all persons known to the Company to be the beneficial owner of 5% or more of the Common Stock, (ii) each director of the Company, (iii) the chief executive officer and each of the Company's four other most highly compensated executive officers whose total annual compensation for 1998 based on salary and bonus earned during 1998 exceeded $100,000, and (iv) all the Company directors and executive officers as a group. To the best knowledge of the Company, all persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                                               AMOUNT AND NATURE
                                                                                 OF BENEFICIAL
NAME OF BENEFICIAL OWNER                                                           OWNERSHIP       PERCENT OF CLASS
-----------------------------------------------------------------------------  ------------------  -----------------
Continental Illinois Venture Corporation and MIG Partners VIII...............       730,335(1)             36.52%
  231 South LaSalle Street
  Chicago, IL 60697

Athena Capital Management....................................................       107,927(2)              8.50%
  621 Germantown Pike Ste: 105
  Plymouth Valley, PA 19401

David E. Anderson............................................................       505,987(3)             38.24%
  8150 N. Central Expressway
  Suite 1801
  Dallas, TX 75206

Tom E. Boner.................................................................       140,661(4)             10.43%
  9846 Highway 31 East
  Tyler, TX 75705

Michael W. Coppinger.........................................................        56,060(5)              4.30%

Carl A. Goldman..............................................................        16,000(6)              1.24%

John T. Griggs...............................................................        30,906(7)              2.41%

Jeffrey P. Johnson...........................................................        36,709(8)              2.84%

Andrea P. Joselit............................................................       730,335(9)             36.52%

Robert F. Perille............................................................       730,335(10)            36.52%

All directors and executive officers as a group (9 persons)..................       805,742                53.50%

------------------------

(1) Consists entirely of currently exercisable warrants to purchase Common Stock. Based on a statement on Schedule 13D filed with the Securities and Exchange Commission on October 9, 1998, Continental Illinois Venture Corporation ("CIVC") was the direct beneficial owner of warrants to purchase 819,310 shares of Common Stock, and MIG Partners, VIII ("MIG") was the direct beneficial owner of warrants to purchase 204,827 shares of Common Stock. On January 11, 1999, CIVC surrendered to the Company, and the Company canceled, warrants to purchase 235,042 shares of Common Stock, and MIG surrendered to the Company, and the Company canceled, warrants to purchase 58,760 shares of Common Stock. Thus, as of March 16, 1999, to the best knowledge of the Company, CIVC was the direct beneficial owner of warrants to purchase 584,268 shares of Common Stock, and MIG was the direct beneficial owner of warrants to purchase 146,067 shares of Common Stock. In the Schedule 13D, CIVC and MIG affirmed that they are a "group" for purposes of Section 13(d)(3) of the Exchange Act, and they share voting and dispositive power of all shares held by each of them. Therefore, each may be deemed to own beneficially warrants currently exercisable into 730,335 shares of Common Stock, which, when exercised would result in ownership of approximately 36.52% of the Issuer's Common Stock as computed under Rule 13d-3. The 13D filing was also made jointly by the following: (i) Bank of America National Trust and Savings Association, a national trust and savings association, ("BA Bank"), by virtue of its ownership of all of the outstanding common stock of CIVC; (ii) BankAmerica Corporation, a Delaware corporation, by virtue of its ownership of all of the outstanding common stock of BA Bank; and (iii) Sheryl E. Bartol, Matthew W. Clary, Andrea P. Joselit (a director of the Company), Jeffrey M. Mann, Dennis P. McCrary, Jason A. Mehring and Robert F. Perille (a director of the Company), by virtue of their each being a general partner of MIG.

(2) Based on a statement on Schedule 13G filed with the Securities and Exchange Commission dated January 26, 1999, Athena Capital Management, Inc. was the beneficial owner at December 31, 1998 of 107,927 shares of which it has shared voting and dispositive power.

(3) Includes 53,564 shares of Common Stock subject to presently exercisable warrants.

(4) Includes 41,139 shares of Common Stock subject to presently exercisable options and 37,699 shares of Common Stock subject to presently exercisable warrants.

(5) Includes 17,331 shares of Common Stock subject to presently exercisable options and 15,546 shares of Common Stock subject to presently exercisable warrants.

(6) Includes 15,000 shares of Common Stock subject to presently exercisable options.

(7) Includes 11,603 shares of Common Stock subject to presently exercisable options and 3,848 shares of Common Stock subject to presently exercisable warrants.

(8) Includes 17,406 shares of Common Stock subject to presently exercisable options and 3,848 shares of Common Stock subject to presently exercisable warrants.

(9) To the Company's best knowledge Ms. Joselit does not directly own shares of Common Stock. Ms. Joselit is a general partner of MIG, which is a beneficial owner of warrants currently exercisable into 730,335 shares of Common Stock. Ms. Joselit disclaims beneficial ownership of such shares.

(10) To the Company's best knowledge Mr. Perille does not directly own shares of Common Stock. Mr. Perille is a general partner of MIG, which is a beneficial owner of warrants currently exercisable into 730,335 shares of Common Stock. Mr. Perille disclaims beneficial ownership of such shares.

    The Company was a majority owned subsidiary of Independence Holding Company ("IHC") until December 31, 1996, when IHC distributed all of its investment in the Company to holders of IHC's common stock.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Five directors will be elected at the meeting, each to hold office until the next Annual Meeting of Shareholders and until such director's successor shall be elected and shall qualify or until his earlier resignation, removal from office or death.

    It is intended that shares represented by Proxies will be voted for the election of the nominees named below. If at the time of the meeting any of the nominees should be unwilling or unable to serve, the discretionary authority provided in the Proxy will be exercised to vote for a substitute or substitutes, as the Board of Directors recommends. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve as a director.

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES.

    The persons named below have been nominated for election as directors. All of such nominees presently serve as directors of the Company.

David E. Anderson, age 54
Chairman

David E. Anderson has been Chairman of Zimmerman since November 1996 and a Director since 1982. Mr. Anderson was Chairman of Zimmerman Holdings, Inc. (formerly the immediate parent company of Zimmerman) for more than five years prior to November 1996. From 1981 until 1986, he was Executive Vice President and a Director of IHC. Previously, Mr. Anderson was a Vice President of The Dyson-Kissner-Moran Corporation and a Vice President of Continental Illinois National Bank and Trust Company of Chicago.

Tom E. Boner, age 60
President

Tom E. Boner has been President, Treasurer and a Director of Zimmerman since 1984, having joined Zimmerman in 1981 as Director of Sales and Marketing. From 1970 to 1975, he was in sales with American Sign and Indicator, and from 1976 until 1981, was with American Bank Equipment Company. Mr. Boner served as a Director of the International Sign Association from 1986 until 1995 and was Chairman thereof in 1993.

Carl A. Goldman, age 65
Director

Carl A. Goldman is co-founder and has been President and Chief Executive Officer of Corporate Capital Consultants, Inc. since its inception in 1974. Prior thereto, he spent ten years in the investment banking department of three Wall Street firms and five years as Treasurer of The Franklin Corporation, a small business investment company. Mr. Goldman has been a consultant to Zimmerman and IHC since February 1996. Mr. Goldman became a director of Zimmerman as of December 31, 1996.

Andrea P. Joselit, age 32

Andrea P. Joselit has been a Director of Zimmerman since September 1998. She has been a Principal in Bank of America Capital Investors in Chicago (formerly known as Mezzanine Investments Group) since October 1997 and for 4 years prior to that was an Associate in that group. Prior thereto, she spent two years as a Financial Analyst in the Energy & Minerals Corporate Lending Group of Continental Bank, and two years as an Accounting Analyst in the Capital Markets Operations Group.

Robert F. Perille, age 40

Robert F. Perille has been a Director of Zimmerman since September 1998. He has been a Managing Director of Bank of America Capital Investors in Chicago (formerly known as the Mezzanine Investments Group) since 1992. Prior thereto, Mr. Perille spent four years in Continental Bank's New York Structured Finance Group, one year in the Capital Markets group in New York, and six years in the New England regional office. Mr. Perille also serves as a director of Engineered Glass Products LLC; ELF Machinery, LLC; Innovative Manufacturing Solutions, Inc.; Woodcraft Industries, Inc.; and Claire-Sprayway, Inc.

    The Board of Directors met four times in 1998. Each member of the Board participated in at least 75% of all Board of Directors meetings and applicable committee meetings held during the period for which he or she was a director. The Audit Committee of the Board, which is responsible for the recommendation of the Company's independent public auditors, the review of such auditor's audit and recommendations concerning internal controls, met twice in 1998 and has met once thus far in 1999. The Audit Committee currently consists of Mr. Goldman and Ms. Joselit.

    The Company also has a Compensation Committee, which is responsible for reviewing and approving the compensation of executive officers, reviewing and recommending for approval the compensation of directors, advising management regarding employee benefits, and administering the Company's 1996 Stock Option Plan. The Compensation Committee currently consists of Messrs. Anderson, Goldman and Perille. The committee met twice in 1998 and has met once thus far in 1999.

    Directors of the Company who are not also employees of the Company or employees of an affiliate of the Company receive an annual fee of $7,000 plus $1,000 for each Board meeting and $500 for each Committee meeting attended. Directors who are officers of the Company do not receive compensation for serving as directors of the Company.

    Pursuant to the Company's 1996 Stock Option Plan, directors of the Company who are not also employees of the Company or employees of an affiliate of the Company ("Independent Directors") are eligible to participate in the Company's Stock Option Plan under terms and conditions approved by the Compensation Committee.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth compensation paid by Zimmerman to its chief executive officer and the four other most highly compensated executive officers (collectively the "Named Executive Officers") for the years ended December 31, 1998, 1997, and 1996.

                                                                                                  LONG TERM COMPENSATION
                                                                                               ----------------------------
                                                            ANNUAL COMPENSATION                   AWARDS
                                               ----------------------------------------------  -------------   SECURITIES
                                                                            OTHER ANNUAL       RESTR. STOCK    UNDERLYING
NAME AND PRINCIPAL POSITION           YEAR     SALARY($)    BONUS($)       COMPENSATION($)       AWARDS($)     OPTIONS(2)
----------------------------------  ---------  ----------  -----------  ---------------------  -------------  -------------
David E. Anderson.................       1998    125,000       23,150                --                 --             --
  Chairman                               1997    125,000            0                --                 --             --
                                         1996    188,000(1)          0               --                 --             --

Tom E. Boner......................       1998    200,500       37,332                --                 --         10,000
  President and Treasurer                1997    200,500            0                --                 --         38,639
                                         1996    155,500       40,000                --                 --             --

Michael W. Coppinger..............       1998    127,500       25,882                --                 --          7,500
  Vice President, Sales                  1997    121,300            0                --                 --         15,456
                                         1996    104,300       20,000                --                 --             --

John T. Griggs....................       1998    122,000       21,892                --                 --         15,500
  Vice President,                        1997    115,800            0                --                 --          7,728
  Manufacturing                          1996    104,300       20,000                --                 --             --

Jeffrey P. Johnson................       1998    122,000       23,972                --                 --          7,800
  Vice President and Chief               1997    115,800            0                --                 --         15,456
  Financial Officer                      1996    104,300       20,000                --                 --             --


                                        PAYOUTS
                                    ---------------       ALL OTHER
NAME AND PRINCIPAL POSITION         LTIP PAYOUTS($)  COMPENSATION($)(3)
----------------------------------  ---------------  -------------------
David E. Anderson.................            --              1,104
  Chairman                                    --              1,104
                                              --            352,180
Tom E. Boner......................            --              5,254
  President and Treasurer                     --              5,004
                                              --            331,454
Michael W. Coppinger..............            --              4,840
  Vice President, Sales                       --              4,806
                                              --            135,854
John T. Griggs....................            --              4,701
  Vice President,                             --              4,642
  Manufacturing                               --             70,654
Jeffrey P. Johnson................            --              4,778
  Vice President and Chief                    --              4,642
  Financial Officer                           --            135,854

----------------------------------

(1) Includes amounts received from Zimmerman Holdings, Inc., which was formerly Zimmerman's majority shareholder.

(2) Reflects options to purchase shares of Common Stock.

(3) Represents dollar value of premiums paid for term life insurance, contributions made under Zimmerman's 401(k) savings plan instituted in 1995, and other compensation. The amounts for 1998, 1997 and 1996 term life insurance for all executive officers were $504, $504 and $704 respectively. 1996 All Other Compensation amounts for Messrs. Boner, Coppinger, Griggs and Johnson include payments to them by Zimmerman in November 1996 in the amounts of $326,000, $130,400, $65,200, and $130,400 respectively in consideration of the termination of all of their options to acquire Zimmerman common stock; the balance of 1998, 1997 and 1996 All Other Compensation for each executive officer represents 401(k) contributions, except for Mr. Anderson, who in 1996 also received $350,000 as a one-time fee as consideration for services performed in connection with the refinancing of Zimmerman's indebtedness.

OPTION GRANTS IN 1998

    The following table provides information related to options to purchase Common Stock granted to the Named Executive Officers during 1998. The Company has not granted stock appreciation rights.

                                                                                                        POTENTIAL REALIZABLE
                                                            INDIVIDUAL GRANTS(1)                          VALUE AT ASSUMED
                                       ---------------------------------------------------------------    ANNUAL RATES OF
                                         NUMBER OF     PERCENTAGE OF                                        STOCK PRICE
                                        SECURITIES     TOTAL OPTIONS                                      APPRECIATION FOR
                                        UNDERLYING      GRANTED TO      EXERCISE                           OPTION TERM(2)
                                          OPTIONS      EMPLOYEES IN     PRICE PER                       --------------------
NAME                                      GRANTED       FISCAL 1998       SHARE      EXPIRATION DATE       5%         10%
-------------------------------------  -------------  ---------------  -----------  ------------------  ---------  ---------
Tom E. Boner.........................       10,000           15.20%     $    3.79   September 29, 2003  $  10,471  $  23,138
Michael W. Coppinger.................        7,500           11.40%          3.79   September 29, 2003      7,853     17,354
John T. Griggs.......................       15,500           23.56%          3.79   September 29, 2003     16,230     35,864
Jeffrey P. Johnson...................        7,800           11.85%          3.79   September 29, 2003      8,167     18,048

------------------------------

(1) The agreements underlying such options provide that the options are exercisable over a four year period on a ratable basis. All such options have a five year term and are transferable by the option holder.

(2) The potential realizable value columns of the table above illustrate the value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the price of the Common Stock over the terms of the options. The use of the assumed 5% and 10% returns is established by the SEC and is not intended by the Company to forecast possible future appreciation of the price of the Common Stock.

OPTION EXERCISES IN 1998 AND YEAR END OPTION VALUES

    The following table provides information related to options to purchase Common Stock exercised by the Named Executive Officers during 1998 and the number and value of such options held at December 31, 1998. The Company does not have any outstanding appreciation rights.

                                                             NUMBER OF SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT DECEMBER           IN-THE-MONEY OPTIONS
                                                                         31, 1998                    AT DECEMBER 31, 1998(1)
                        SHARES ACQUIRED ON       VALUE      ----------------------------------  ----------------------------------
NAME                         EXERCISE          REALIZED      EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
----------------------  -------------------  -------------  -------------  -------------------  -------------  -------------------
Tom E. Boner..........               0         $       0         48,639                 0         $   5,506         $       0
Michael W. Coppinger..               0                 0         22,956                 0             2,202                 0
John T. Griggs........               0                 0         23,228                 0             1,101                 0
Jeffrey P. Johnson....               0                 0         23,256                 0             2,202                 0

------------------------------

(1) The closing price of the Common Stock as reported by Nasdaq Trading and Market Services on December 28, 1998, the last trade completed in 1998, was $3.5625. In accordance with SEC regulations, value is calculated based on the difference between the option exercise price and $3.5625 multiplied by the number of shares of Common Stock underlying the options.

EMPLOYMENT AGREEMENTS

    Mr. Anderson entered into an amendment and restatement of his existing employment agreement with Zimmerman for a term of four years commencing January 1, 1997 which, at the end of such initial four-year term, is automatically renewable for continuous one-year periods unless earlier terminated in accordance with the terms of the agreement. Pursuant to such agreement, Mr. Anderson's annual base salary is not less than $125,000, as fixed by Zimmerman's Board of Directors from time to time. Mr. Anderson is eligible also for a bonus of up to 60% of his base salary, the amount of such bonus earned to be based upon quantitative and qualitative benchmarks. Prior to December 31, 1999, under certain circumstances after (a) a change of control of Zimmerman, (b) the termination of Mr. Anderson's employment without cause or (c) his death or disability, Mr. Anderson is entitled to a severance payment in the amount of four years' then-base salary plus the maximum earnable bonus. If such events occur on or after December 31, 1999, Mr. Anderson is entitled to a severance payment in the amount of three years' then-base salary plus three times the greater of 50% of the maximum earnable bonus and the most recent bonus earned.

    Mr. Boner entered into an amendment and restatement of his existing employment agreement with Zimmerman for a term of three years commencing January 1, 1997 which, at the end of such initial three-year term, is automatically renewable for continuous one-year periods unless earlier terminated in accordance with the agreement. Pursuant to such agreement, Mr. Boner's annual base salary is not less than $155,000, as fixed by Zimmerman's Board of Directors from time to time. In addition to his annual base salary under the agreement, Mr. Boner received supplemental salary payments of $45,000 for each of 1997 and 1998. Additionally, Mr. Boner is eligible to receive a bonus of up to 60% of his base salary (exclusive of the supplemental salary payments), the amount of such bonus earned to be based upon quantitative and qualitative benchmarks. Under certain circumstances after (a) a change of control of Zimmerman, (b) the termination of Mr. Boner's employment without cause or (c) his death or disability, Mr. Boner is entitled to a severance payment equal to three years' then-base salary (exclusive of the supplemental salary payments) plus three times the maximum earnable bonus.

    Each of Messrs. Coppinger, Johnson and Griggs entered into an amendment and restatement of his existing employment agreement with Zimmerman for a term of two years commencing January 1, 1997 which, at the end of such initial two-year term, is automatically renewable for continuous one-year periods unless earlier terminated in accordance with the agreement. As of the date of this Proxy Statement, none of the Employment Agreements of Messrs. Coppinger, Johnson and Griggs has been terminated. Pursuant to such agreements, Messrs. Coppinger, Johnson, and Griggs each will receive an annual base salary of not less than $104,000, as fixed by Zimmerman's Board of Directors from time to time. In addition to the annual base salary under his employment agreement, each of these individuals received a supplemental salary payment for each of 1997 and 1998 of $17,000, $11,500, and $11,500, respectively. Additionally, each of these officers is eligible to receive a bonus of up to 50% of his base salary, the amount of such bonus earned to be based upon quantitative and qualitative benchmarks. Under certain circumstances after (a) a change of control of Zimmerman, (b) the termination of such officer's employment without cause or (c) such officer's death or disability, such officer is entitled to a severance payment equal to two years' then-base salary (exclusive of the supplemental salary payments) plus two times the maximum earnable bonus.

STOCK OPTION PLAN

    In November 1996, Zimmerman's Board of Directors adopted, and its shareholders approved, the Stock Option Plan. The purpose of the Stock Option Plan is to provide employees, officers and directors with additional incentives by increasing their proprietary interest in Zimmerman. The aggregate number of shares of Zimmerman Common Stock with respect to which options may be granted may not exceed 185,000 shares.

    The Stock Option Plan provides for the grant of incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options (collectively "Awards"). The Stock Option Plan is administered by the Compensation Committee. The Compensation Committee has, subject to the terms of the Stock Option Plan, the sole authority to grant Awards under the Stock Option Plan, to construe and interpret the Stock Option Plan and to make all other determinations and take any and all actions necessary or advisable for the administration of the Stock Option Plan.

    All of Zimmerman's full-time, salaried employees and members of the Board of Directors are eligible to receive Awards under the Stock Option Plan. Options will be exercisable during the period specified in each option agreement and will generally be exercisable in installments pursuant to a vesting schedule to be designated by the Compensation Committee. The provisions of option agreements may provide for the acceleration of the exercisability in the event of certain events including certain reorganizations and changes in control of Zimmerman. No option will remain exercisable later than ten years after the date of grant. The exercise prices for ISOs granted under the Stock Option Plan may be no less than the fair market value of the Zimmerman Common Stock on the date of grant. The exercise prices of nonqualified stock options are set by the Compensation Committee.

    There are no federal income tax consequences upon the grant of an option under the Stock Option Plan. Upon exercise of a nonqualified option, the optionee generally will recognize ordinary income in the amount equal to the difference between the fair market value of the option shares at the time of exercise and the exercise price, and Zimmerman is generally entitled to a corresponding tax deduction. When an optionee sells shares issued upon the exercise of a non-qualified stock option, the optionee realizes short-term or long-term capital gain or loss, depending on the length of the holding period, but Zimmerman is not entitled to any tax deduction in connection with such sale.

    An optionee will not be subject to federal income taxation upon the exercise of ISOs granted under the Stock Option Plan, and Zimmerman will not be entitled to a federal income tax deduction by reason of such exercise. A sale of shares of Zimmerman Common Stock acquired upon exercise of an ISO that does not occur within one year after the exercise or within two years after the grant of the option generally will result in the recognition of long-term capital gain or loss by the optionee in the amount of the difference between the amount realized on the sale and the exercise price, and Zimmerman is not entitled to any tax deduction in connection therewith. If a sale of the shares acquired upon exercise of the option occurs within two years from the date of the option grant (a "disqualifying disposition"), the optionee generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise of the options over the exercise price or (ii) the excess of the amount realized on the sale of the shares over the exercise price. Any amount realized on a disqualifying disposition in excess of the amount treated as ordinary income will be long-term or short-term capital gain, depending upon the length of time the shares were held. Zimmerman generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary income recognized by the optionee.

    As of April 15, 1997, Zimmerman granted options under the Stock Option Plan to Mr. Goldman to purchase 10,000 shares. Zimmerman has granted, as of January 1, 1997, options under the Stock Option Plan to purchase 38,639 shares, 7,728 shares, 15,456 shares and 15,456 shares to Messrs. Boner, Griggs, Johnson and Coppinger, respectively. Additionally, Zimmerman has granted, as of September 30, 1998, options under the Stock Option Plan to purchase 5,000 shares, 10,000 shares, 15,500 shares, 7,800 shares and 7,500 shares to Messrs. Goldman, Boner, Griggs, Johnson and Coppinger, respectively.

401(k) SAVINGS PLAN

    Zimmerman has a defined contribution savings plan (the "Savings Plan") covering all full-time employees who have at least one year of service and who are not members of a collective bargaining unit. Messrs. Anderson, Boner and Johnson are the Savings Plan trustees. Participants in the Savings Plan may make salary-reduction contributions pursuant to Section 401(k) of the Code. Zimmerman makes matching contributions to each participant's account (not to exceed 50% of a participant's contribution), up to a maximum of 3% of a participant's monthly compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No directors have interlocking or other relationships with other boards or Zimmerman that require disclosure under Item 402(j) or Item 404 of Regulation S-K, except as disclosed herein under "Certain Relationships and Related Transactions."

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

    Prior to December 31, 1996, Zimmerman did not have a Compensation Committee, and executive compensation was set by the Board of Directors. Under the guidance of the Board, compensation policies have been designed which align executive compensation to performance in areas key to Zimmerman's long-term success. Zimmerman's compensation objective is to maximize shareholder value by attracting, rewarding, and retaining highly qualified and productive individuals and by motivating executives and key employees toward achieving Zimmerman's strategic goals and plans. The key components of Zimmerman's executive compensation are base salary and annual incentive awards.

    The Board annually reviews and establishes base salaries, which are at levels that the Board believes are competitive with industry and regional pay practices and economic conditions. In determining appropriate salary levels, the Board considers criteria including the individual's level and scope of responsibility and performance contributions, as well as internal and market comparisons. Zimmerman awards annual cash incentive bonuses to reward executive officers and other key employees based upon individual performance and the achievement of specific financial and operational goals determined for the year. Payments of incentive bonus awards are also contingent upon the Company attaining certain levels of annual operating profitability.

    In regard to Mr. Anderson, in 1998, he participated in Zimmerman's profit incentive plan under which he was entitled to earn a cash incentive bonus of up to 60% of base salary. The plan had an escalating schedule under which profit incentive awards were linked to year-to-year improvement in Zimmerman's earnings before interest expense, taxes, depreciation and amortization. Through this mechanism, approximately two-thirds of Mr. Anderson's achievable bonus in 1998 was directly tied to profit improvement. The remaining one-third of Mr. Anderson's maximum earnable bonus was based upon the completion of other specific corporate objectives established for such year.

    Messrs. Boner, Coppinger, Griggs and Johnson also participate in Zimmerman's profit incentive plan. As in the case of Mr. Anderson, the bonus awards listed in the Summary Compensation Table for Messrs. Boner, Coppinger, Griggs and Johnson reflect cash incentive awards under such plan.

    Under the Stock Option Plan, Zimmerman's executive officers will be eligible to receive stock option grants at the discretion of the Compensation Committee.

    This report submitted by the 1998 Compensation Committee:

        David E. Anderson       Carl A. Goldman       Robert F. Perille

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's directors, executive officers, and any person holding more than ten percent of Zimmerman's Common Stock are required under the federal securities laws to report their initial ownership of Zimmerman's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC"). Zimmerman is required to disclose in this proxy statement any late filings of those reports. During the fiscal year ended December 31, 1998, the Company believes that no directors, executive officers or greater than ten percent beneficial owners failed to timely file reports required by Section 16(a) of the Securities Exchange Act of 1934, except for one Form 4 filed one day late by Mr. Goldman. In making this disclosure, the Company has relied solely on the representations of its directors, executive officers and its ten percent holders and copies of the reports furnished to the Company.

                            STOCK PERFORMANCE CHART
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                     1/22/97    3/31/97    6/30/97    9/30/97   12/31/97    3/31/98    6/30/98    9/30/98
ZIMMERMAN SIGN CO.                     100.00     140.00     145.00     147.52     150.00     147.50     157.50     150.00
NASDAQ NON-FINANCIAL INDEX             100.00      86.57     102.61     120.21     108.92     130.08     134.50     121.62
RUSSELL 2000 INDEX                     100.00      92.97     108.04     124.10     119.94     132.01     125.85     100.50

                                    12/31/98
ZIMMERMAN SIGN CO.                     142.50
NASDAQ NON-FINANCIAL INDEX             159.48
RUSSELL 2000 INDEX                     116.58

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On September 30, 1998, the Company, Continental Illinois Venture Corporation, a Delaware corporation ("CIVC"), MIG Partners VIII, a Delaware partnership ("MIG"), and David E. Anderson, Tom E. Boner, Michael W. Coppinger, John T. Griggs, Jeffrey P. Johnson and Michael St. Onge (all of whom are executive officers and/or directors of the Company) (the "Management Purchasers"), entered into that certain Senior Subordinated Note, Preferred Stock and Warrant Purchase Agreement (the "Securities Purchase Agreement"). Two of the Company's directors, Mr. Perille and Ms. Joselit, are general partners of MIG, and Mr. Perille is an officer of CIVC.

    Under the Securities Purchase Agreement, the Company issued to CIVC, MIG and the Management Purchasers 12% Senior Subordinated Notes (the "Notes") in the aggregate principal amount of $4 million and issued to CIVC, MIG and certain of the Management Purchasers an aggregate of 52,500 shares of the Company's Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), which has a liquidation and redemption value of $5.25 million and is mandatorily redeemable on September 30, 2006. The Series A Preferred Stock is also redeemable at the option of the Company and if redeemed prior to September 30, 2003, the redemption value would increase between 1% and 5%. In connection with the issuance of the Notes and Series A Preferred Stock under the Purchase Agreement, the Company issued immediately exercisable warrants representing the right to purchase shares of the Company's Common Stock (161,880 warrants related to the Notes and 1,036,034 warrants related to the Preferred Stock) at an exercise price of $3.79 per share, the approximate market price of the Common Stock at the transaction date.

    The table below sets forth the name of each purchaser and the specific amounts of Notes, Preferred Stock and Warrants purchased pursuant to the Securities Purchase Agreement:

                                                                                    FACE AMOUNT OF
                                                         NOTE                          SERIES A
                                                      PRINCIPAL       SERIES A        PREFERRED
PURCHASERS                                              AMOUNT     PREFERRED STOCK      STOCK          WARRANTS
---------------------------------------------------  ------------  ---------------  --------------  --------------
CIVC...............................................  $  2,898,700        40,763      $  4,076,300        819,310
MIG................................................  $    322,100         4,529      $    452,900        204,827
David Anderson.....................................  $    236,133         3,322      $    332,200         75,113
Tom Boner..........................................  $    166,200         2,338      $    233,800         52,864
Mike Coppinger.....................................  $     68,600           964      $     96,400         21,800
Mike St. Onge......................................  $     41,600           584      $     58,400         13,208
Jeff Johnson.......................................  $    133,333             0      $          0          5,396
John Griggs........................................  $    133,333             0      $          0          5,396
                                                     ------------        ------     --------------  --------------
Total..............................................  $  4,000,000        52,500      $  5,250,000      1,197,914(1)

------------------------

(1) Purchasers surrendered without consideration 343,655 warrants on January 8, 1999 as described below.

    On September 30, 1998, Mr. Anderson entered into a Share Option Purchase Agreement with the Company and certain of the Company's shareholders that are affiliates of Geneve Holdings, Inc. (collectively, the "Geneve Affiliates") pursuant to which, in consideration of $0.25 cash per share, the Geneve Affiliates granted to (i) the Company an option to purchase an aggregate of 357,143 shares of Common Stock at a price per share equal to (a) $1.50 in cash and (b) .0175 shares of Series C Preferred Stock, par value $0.01 per share, of the Company; and (ii) Anderson an option to purchase an aggregate of 428,000 shares of Common Stock at a price per share equal to $3.25 in cash. The options were exercisable only between the open of business on January 4, 1999 and the close of business on January 8, 1999. Mr. Anderson and the Company entered into a Purchase Agreement (the "Anderson Purchase Agreement") on September 30, 1998, pursuant to which, promptly upon consummation of the transactions contemplated by the Share Option Purchase Agreement, Mr. Anderson agreed to sell and the Company agreed to buy 228,000 shares of Common Stock in exchange for $98,000 in cash and 7,000 shares of the Company's Series B Preferred Stock, par value $0.01 per share.

    On September 30, 1998, the Company, CIVC, MIG, the Geneve Affiliates and the Management Purchasers entered into a letter agreement pursuant to which CIVC, MIG and the Management Purchasers agreed to surrender, without consideration, to the Company a portion of the warrants issued under the Securities Purchase Agreement upon consummation of the transactions contemplated by the Share Option Purchase Agreement and the Anderson Purchase Agreement.

    On January 8, 1999, the Company and Mr. Anderson exercised the purchase options granted by the Geneve Affiliates under the Share Option Purchase Agreement as described above. On January 11, 1999, in accordance with the Anderson Purchase Agreement, the Company purchased 228,000 shares of Common Stock from Mr. Anderson, and in accordance with the letter agreement, CIVC, MIG and the Management Purchasers surrendered to the Company a portion of their Warrants without consideration as follows: CIVC surrendered Warrants for 235,042 shares of Common Stock, MIG surrendered Warrants for 58,760 shares of Common Stock, Mr. Anderson surrendered Warrants for 21,548 shares of Common Stock, Mr. Boner surrendered Warrants for 15,166 shares of Common Stock, Mr. Coppinger surrendered Warrants for 6,254 shares of Common Stock, Mr. St. Onge surrendered Warrants for 3,789 shares of Common Stock, Mr. Johnson surrendered Warrants for 1,548 shares of Common Stock, and Mr. Griggs surrendered Warrants for 1,548 shares of Common Stock.

                                   PROPOSAL 2
                    RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors has selected KPMG LLP ("KPMG") as the independent auditors of the Company for the year ended December 31, 1999. It is anticipated that representatives of KPMG, who also served as the Company's independent auditors for the year ended December 31, 1998, will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and to answer any appropriate questions.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2

                             SHAREHOLDER PROPOSALS

    Any proposal which a stockholder intends to present at next year's Annual Meeting of Shareholders must be received at the Company's principal executive office not later than December 17, 1999 in order to be included in the proxy material for such meeting.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Company knows of no other business to be presented for action at the meeting. As to any business which would properly come before the meeting, the Proxies confer discretionary authority in the persons named therein and those persons will vote or act in accordance with their best judgment with respect thereto.

                                          By Order of the Board of Directors

                                          Jeffrey P. Johnson
                                          SECRETARY

April 12, 1999

                                                                      4912-PS-99

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                                     PROXY

                             ZIMMERMAN SIGN COMPANY

                         ANNUAL MEETING OF SHAREHOLDERS



   The undersigned hereby appoints David E. Anderson and Jeffrey P. Johnson, each with power to act without the other and full power of substitution, as Proxies to represent and to vote, as designated on the reverse, all Common Stock of Zimmerman Sign Company owned by the undersigned, at the Annual Meeting of Stockholders to be held at the Sheraton Hotel, 5701 S. Broadway Avenue, Tyler, TX 75703 on May 19, 1999 at 10:00 a.m. central time, upon such other business as may properly come before the meeting or any adjournment thereof including the following:

-----------                                                          -----------
SEE REVERSE   CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE   SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

ZIMMERMAN SIGN COMPANY

C/O EQUISERVE
P.O. BOX 8040
BOSTON, MA 02266-8040





ZIM79 B                           DETACH HERE
--------------------------------------------------------------------------------

/x/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED (i) FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, (ii) FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE COMPANY'S FINANCIAL STATEMENTS FOR THE 1999 FISCAL YEAR AND
(iii) AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


1.  Election of Directors.
    NOMINEES:  David E. Anderson, Tom E. Boner, Carl A. Goldman,
               Andrea P. Joselit, Robert F. Perille

                 FOR                                     WITHHELD
                 ALL    / /                         / /  FROM ALL
               NOMINEES                                  NOMINEES


                                                  MARK HERE
                                                 FOR ADDRESS / /
/ /                                              CHANGE AND
   ---------------------------------------       NOTE BELOW
   For all nominees except as noted above.


                                                         FOR   AGAINST   ABSTAIN
2.  Ratification of the selection of KPMG                / /     / /       / /
    LLP as Independent public accountants
    to audit the Company's financial
    statements for the 1999 fiscal year.


3. In their discretion, on any other matter that may properly come before the meeting or any adjournment thereof.

                                                                   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                                                   PLEASE DATE, SIGN EXACTLY AS SHOWN HEREON AND MAIL PROMPTLY THIS
                                                                   PROXY IN THE ENCLOSED ENVELOPE.

                                                                   Note: When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a
                                                                   corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in the
                                                                   partnership name by an authorized person.


Signature:                                     Date:               Signature:                                     Date:
          -----------------------------------       -------------            -----------------------------------       -------------